UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
Dividend Capital Diversified Property Fund Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Dividend Capital Diversified Property Fund Inc.

Date of Record: May 17, 2017

Vote Cut-off Date: August 9, 2017 with respect to proposal no. 3

Additional Items:
Item 1. Reminder letter to unvoted accounts
Item 2. Reminder letter to largest stockholder unvoted accounts
Item 3. Transcript of recorded telephone message

Item 1.
The Meeting Has Adjourned to August 9, 2017 and We Have Not Received Your Response
PLEASE VOTE NOW!

The Dividend Capital Diversified Property Fund Inc. (“DPF”) Annual Meeting of Stockholders has been adjourned to August 9, 2017 in order to obtain a sufficient number of favorable votes to pass proposal no. 3.
Our records indicate that we have not received your vote.Your vote is missing and your participation is needed. Please join your fellow stockholders and vote today.

Please note that proxy solicitation costs are borne by DPF and its stockholders. These costs can be substantial. Voting today will help us manage such costs and will avoid the need for further calls or mailings to you.

The Board of Directors recommends a vote “For” the proposal. Please vote promptly and we thank you in advance for your vote!

To vote or ask questions, please call the number listed below Monday - Friday, 9:00 a.m. - 10:00 p.m., Eastern Time to speak with a proxy specialist:
1- 855-737-3182

In addition, it is very easy for you to vote through one of the following methods:

VOTE ONLINE	VOTE BY MAIL	VOTE BY PHONE
Visit the Website noted on your proxy card (www.proxyvote.com) and enter the control number that appears on the proxy card. Your control number appears in a box on your card and is 16 digits long. Follow the on-screen prompts to vote.
Return the executed proxy card in the postage-paid envelope provided so it is received by August 8, 2017.
Call the toll free touch-tone phone number listed on your proxy card 24 hours a day. Have your proxy card with control number available. Your control number appears in a box on your card and is 16 digits long. Follow the touch-tone prompts to vote.

Item 2.

July 2017

Dear Stockholder,

I’m writing to ask for your support of our Annual Meeting, which has been adjourned in order to obtain a sufficient number of votes to pass proposal no. 3. As one of the largest stockholders of Dividend Capital Diversified Property Fund Inc. (the “Fund”), your vote is very important to ensure the Fund obtains the sufficient number of favorable votes to pass the proposal. Your vote today will help the Fund avoid additional expenses related to potential future mailings and solicitation efforts.

The Board of Directors recommends a vote “For” the proposal.

You may vote by signing the enclosed proxy ballot and returning it in the enclosed business reply envelope. Or, you may vote by Internet or phone as described on the enclosed ballot. If you have any questions regarding the proxy proposal or would like to vote by phone, you can call (855) 737-3182 and a proxy specialist will assist you.

Thank you for your support of the Fund and your attention to these matters.

Sincerely,

Dwight Merriman
Chief Executive Officer
Dividend Capital Diversified Property Fund Inc.

Item 3.

On July 26, 2017, the stockholders of Dividend Capital Diversified Property Fund Inc. approved the adjournment of the 2017 annual meeting of stockholders to August 9, 2017 in order to obtain a sufficient number of favorable votes to pass proposal no. 3. The material below represents the transcript of a recorded telephone message.

“Hi, this is Kirk Scott,

I am the Chief Financial Officer of Dividend Capital Diversified Property Fund.  Let me explain why this is likely one of many calls and mailings you have received regarding our annual stockholder meeting. Diversified Property Fund is widely held by nearly 25,000 individual investors like you which makes it difficult, time consuming and costly to obtain the necessary votes from our shareholders.

As a result, our annual shareholder meeting has been adjourned to August 9th in order to obtain a sufficient number of votes to pass proposal number 3.

The Board of Directors has recommended a vote “For” the proposal and we need your vote.

Your vote will only take a moment. In fact, you can vote promptly by pressing 1 at any time to be connected with a proxy specialist.  If this message was recorded on your voice mail, please call at your earliest convenience 855-737-3182 to vote your shares.

We sincerely appreciate your investment with Dividend Capital Diversified Property Fund and thank you in advance for your vote.”